WATERSIDE CAPITAL CORPORATION
300 E. Main Street, Suite 1380
Norfolk, VA 23510                           CONTACT: J. Alan Lindauer
                                                    President and CEO
                                                      (757)  626-1111

                                                   Gerald T. McDonald
                                              Chief Financial Officer
                                                     (757)   626-1111

April 22, 1998


FOR IMMEDIATE RELEASE:


         WATERSIDE CAPITAL CORPORATION REPORTS RECORD LEVEL
               OF FINANCIAL PERFORMANCE FOR THE THIRD QUARTER


Norfolk, Virginia -- Virginia based Waterside Capital Corporation (NASDAQ:WSCC) reported record net income of $312 thousand for the nine months ended March 31, 1998. This level compares favorably to the $274 thousand reported for the entire 1997 fiscal year.
On a per share basis, net income was $.42 per share.

         President J. Alan Lindauer said "We were extremely pleased with the results of our IPO completed February 3, 1998. With the additional new capital and the leverage available through the SBA, we now have capacity to fund approximately $50 million in new investments. On the financial front, measures of performance are ahead of internal projections."

         Waterside Capital Corporation is licensed by the Small Business Administration (the SBA) as a small business investment company (an SBIC). The Company invests in equity and debt securities of small businesses to finance their expansion, acquisition, and modernization The Company operates two offices located in Norfolk and Richmond, Virginia.